EXHIBIT 7.1


                            STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 15th day of April 2004, by and between Omega Ventures, inc., (hereinafter referred to as "Seller") and Dean Ward, (hereinafter referred to as "Purchaser");

                              W I T N E S S E T H:

WHEREAS, the Seller is the record owner and holder of 7,000 Preferred Series "A" shares of capital stock of AngelCiti Entertainment, Inc., (hereinafter referred to as the "Corporation"), a Nevada corporation, (the "Shares"), and

WHEREAS, the Purchaser desires to purchase said stock and the Seller desires to sell said stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, for $10 and in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Corporation's Stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE:

Seller hereby sells, conveys, transfers, and delivers to the Purchaser the Shares and the Purchaser hereby purchases from the Seller the Shares in consideration of the purchase price set forth in this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby warrants and represents:

(a) Organization and Standing.

Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted.

(b) Restrictions on Transfer

From the date hereof through the Closing, Seller is hereby prohibited from selling, hypothecating, providing the shares as collateral, or otherwise transferring of encumbering the Shares in any manner whatsoever, and acknowledges that the shares may not be released from escrow except to Purchaser upon payment in full by the Purchaser in accordance with this Agreement, or to Seller upon Purchaser's failure to close under this Agreement.

(c) Restrictions on Stock.

     i. The Seller is not a party to any agreement, written or oral, creating rights in respect to the Corporation's Stock in any third person or relating to the voting of the Corporation's Stock.
     ii. Seller is the lawful owner of the Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.
     iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the stock, nor are there any securities convertible into such stock.
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3.            REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

4. GENERAL PROVISIONS

(a) Entire Agreement.

This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b) Sections and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Governing Law.

This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Florida. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Dade County, State of Florida. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

Omega Ventures, Inc.
a Nevada corporation


By: /s/  Lawrence S. Hartman                         /s/  Dean Ward
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Name:    Lawrence Hartman                            Dean Ward
CEO